Exhibit 10.40
October 10, 2006
Mr. Gary M. Wilson
1200, Post Oak Blvd, # 3007
Houston, TX 77056
Dear Mr. Wilson,
Reference is made to your Letter of Employment dated April 9, 2004, as superseded and replaced by the Letter of Agreement dated July 29, 2005.
This letter shall amend the Letter of Agreement dated 29 July 2005 so as to replace and substitute paragraph 1 which shall read as follows
1.	Schooling and Education Allowance: The Schooling and Educational Allowance will be British Pounds £24,405 per year for the period May 15, 2006 to May 15, 2011 subject to an annual review of tuition rates at the commencement of each school year. This allowance shall be grossed up at a rate of 32.5% for tax purposes and shall be reimbursed in US dollars at the applicable Hanover exchange rate in effect on the date the tuition is due.
All other terms and conditions of the Letter of Agreement dated July 29, 2005 shall remain in full force and effect.
Sincerely,
/S/ JOHN JACKSON
John Jackson
Chief Executive Officer
Hanover Compressor Company